Exhibit 99.1

FROM:	MSA (Mine Safety Appliances Company)
Ticker: MSA (NYSE)
Contact: Mark Deasy – (412) 967-3357

FOR IMMEDIATE RELEASE

MSA Announces Record Fourth Quarter and Full Year Sales

Net Sales Increase 15 Percent for the Year

PITTSBURGH, February 26, 2009 – MSA (NYSE: MSA) today announced that net sales for the year ended December 31, 2008 were $1,134.3 million compared with $990.3 million in 2007, an increase of $144.0 million, or 15 percent. Net income for the year ended December 31, 2008 was $70.4 million, or $1.98 per basic share, an increase of $2.8 million, or 4 percent, compared with $67.6 million, or $1.89 per basic share, for 2007. Net income in 2007 benefited from a $7.7 million after-tax gain on the sale of real estate, providing a gain of $0.22 per basic share.

Net sales for the fourth quarter of 2008 were $288.8 million compared with $267.5 million for the fourth quarter of 2007, an increase of $21.3 million, or 8 percent. Net income for the fourth quarter of 2008 was $16.5 million, or 46 cents per basic share, a decrease of $1.0 million, or 5 percent, compared with $17.5 million, or 49 cents per basic share, for the same quarter last year.

“I am pleased to report the highest fourth quarter and full year sales in MSA’s history,” said William M. Lambert, MSA President and CEO. “Our revenue performance in the fourth quarter was especially satisfying considering the current economic environment. This growth in revenue reflects strong shipments against government contracts, the diversified nature of our end-user markets and our continuing focus on expanding our geographic presence,” he said.

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Sales in the company’s North American segment increased $29.4 million, or 23 percent, in the fourth quarter of 2008. Self-contained breathing apparatus (SCBA) sales were up $28.9 million in the current quarter, primarily due to $28.0 million in shipments of Firehawk® M7 Responder SCBAs to the U.S. Air Force. Fourth quarter 2008 sales of ballistic helmets to Canadian Forces were up $3.0 million. Sales of instruments increased $3.8 million in the current quarter, reflecting strong shipments of portable and permanent gas detection instruments to the oil and gas industry. Head protection shipments declined $2.1 million in the quarter as the effects of the economic slowdown reduced demand from construction and industrial distributors. Shipments of gas masks were down $3.9 million, reflecting the completion of certain military orders.

Sales in the company’s European segment were $70.5 million in the fourth quarter of 2008 compared to $70.4 million in the fourth quarter of 2007. Local currency sales, however, increased $9.8 million, primarily due to a $4.2 million increase in shipments of ballistic helmets and vests to law enforcement agencies in France. The remainder of the improvement in European segment sales was primarily related to stronger shipments of SCBAs in Germany and Eastern Europe. Currency translation effects reduced European segment sales, when stated in U.S. dollars, by $9.7 million during the current quarter, reflecting a weaker euro.

Sales in MSA’s International segment were down $8.3 million, or 12 percent, in the fourth quarter of 2008. However, local currency sales in the International segment increased $2.4 million, primarily due to MSA’s continued focus on growth initiatives in South Africa and Latin America. Currency translation effects decreased International segment sales for the current quarter, when stated in U.S. dollars, by $10.7 million, largely due to the weakening of the South African rand, Australian dollar and Brazilian real.

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Net income in MSA’s North American segment improved $1.9 million, or 14 percent, in the fourth quarter of 2008. Fourth quarter 2007 net income in North America benefited from a gain of $1.2 million after-tax on the sale of property. Excluding this one-time gain, North American segment net income improved $3.1 million in the fourth quarter of 2008 versus a year earlier. The improvement reflects higher gross margin dollars on the increase in sales, and lower operating expenses, partially offset by currency exchange losses associated with weakening currencies in Canada and Mexico.

Net income in the European segment was $1.6 million lower in the fourth quarter of 2008, primarily due to higher research and development and selling, general and administrative expenses. Currency translation effects decreased current quarter European segment net income, when stated in U.S. dollars, by approximately $0.3 million, due to the weaker euro.

Net income in the International segment was $0.8 million lower in the fourth quarter of 2008. The decrease reflects higher selling and administrative expenses associated with growth initiatives, substantially offset by an improvement in gross margins. Currency translation effects decreased current quarter International segment net income, when stated in U.S. dollars, by approximately $0.6 million, largely due to the weakening of the Australian dollar.

For full year 2008, sales increased $144.0 million, with higher sales reported in all three of MSA’s geographic segments. Sales in North America grew $81.1 million, or 16 percent, for the year led by strong shipments of Firehawk® M7 Responder SCBAs to the U.S. Air Force and ballistic helmets to the U.S. Army and Canadian Forces. European segment sales grew $42.3 million during 2008, reflecting strong shipments of ballistic helmets and vests in France and SCBAs in Germany and Eastern Europe, and the company’s backlog continues to be strong in those markets. Approximately half of the current year sales improvement in Europe, when stated in U.S. dollars, was due to the favorable currency translation effects. Sales in MSA’s International segment were up $20.6 million, or 9

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percent, for the year, primarily due to strong growth in Africa and Latin America as a result of ongoing growth initiatives in those markets and strength in the mining industry. Full year currency translation effects on International segment sales were not significant.

Net income for the full year increased $2.8 million in 2008, primarily in North America. Net income in 2007 benefited from after-tax gains of $7.7 million on the sale of real estate in North America. Excluding these gains, net income was up $10.5 million for the year. Net income in the North American segment improved $3.8 million for the year. Excluding the previously-discussed 2007 gains on the sale of real estate, North American segment net income improved $11.5 million, primarily due to the increase in sales. Net income for 2008 was relatively flat in the European and International segments, as the higher gross margins generated by sales improvements were largely offset by the higher operating expenses required to drive ongoing growth initiatives.

“During 2008, we saw meaningful sales growth in each of our three geographic segments and we achieved new performance benchmarks for the company,” Mr. Lambert commented. “However, the global economic recession has deepened in recent months and MSA is not immune to its effects. These are uncertain economic times, to be sure, requiring our global teams to closely monitor the markets we serve and continuously adjust our response to meet market realities. We have recently intensified our efforts to reduce costs across MSA and we have taken actions to reduce staff and better align our factory workforce with customer demand. While I am pleased that we saw strength in our core business throughout most of 2008, we must continue to be diligent in our efforts to reduce costs and manage our business in ways that allow us to weather the current downturn and seize opportunity when recovery occurs,” Mr. Lambert concluded.

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About MSA:

Established in 1914, MSA is a global leader in the development, manufacture and supply of sophisticated safety products that protect people’s health and safety. Sophisticated safety products typically integrate any combination of electronics, mechanical systems and advanced materials to protect users against hazardous or life-threatening situations. The company’s comprehensive line of products is used by workers around the world in the fire service, homeland security, construction and other industries, as well as the military. Principal products include self-contained breathing apparatus, gas masks, gas detection instruments, head protection, respirators and thermal imaging cameras. The company also provides a broad range of consumer and contractor safety products through retail channels. These products are marketed and sold under the MSA Safety Works brand. MSA has annual sales of approximately $1 billion, manufacturing operations throughout the United States and Europe, and 42 international locations. Additional information is available on the company’s Web site at www.msanet.com.

Cautionary Statement Regarding Forward-Looking Statements:

Except for historical information, certain matters discussed in this press release may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements, including without limitation all projections and anticipated levels of future performance, involve risks, uncertainties and other factors that may cause our actual results to differ materially from those discussed herein. Actual results can be affected by any number of factors, many of which are outside of management’s control. Among the factors that could cause such differences are global economic conditions, spending patterns of government agencies, competitive pressures, product liability claims, the success of new product introductions, currency exchange rate fluctuations, the identification and successful integration of acquisitions and the risks of doing business in foreign countries. These risks, uncertainties and other factors are detailed from time-to-time in our filings with the United States Securities and Exchange Commission (“SEC”). You are strongly urged to review all such filings for a more detailed discussion of such risks and uncertainties. MSA’s SEC filings are readily obtainable at no charge at www.sec.gov, as well as on a number of other commercial web sites.

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Mine Safety Appliances Company

Consolidated Condensed Statement of Income (Unaudited)

(In thousands, except earnings per share)

	Three Months Ended December 31		Twelve Months Ended December 31
	2008	2007	2008	2007
Net sales	$288,835	$267,539	$1,134,282	$990,252
Other income	1,427	4,683	5,261	17,396

	290,262	272,222	1,139,543	1,007,648

Cost of products sold	182,911	166,723	701,679	616,203
Selling, general and administrative	67,650	63,427	270,584	241,138
Research and development	8,981	9,922	35,020	30,196
Restructuring and other charges	660	940	3,936	4,142
Interest	1,841	3,035	8,923	9,913
Currency exchange losses (gains)	3,804	1,127	6,943	(132)

	265,847	245,174	1,027,085	901,460

Income before income taxes	24,415	27,048	112,458	106,188
Provision for income taxes	7,917	9,591	42,036	38,600

Net income	16,498	17,457	70,422	67,588

Basic earnings per share	$.46	$.49	$1.98	$1.89

Diluted earnings per share	$.46	$.48	$1.96	$1.86

Dividends per common share	$.24	$.22	$.94	$.84

Basic shares outstanding	35,620	35,470	35,593	35,651
Diluted shares outstanding	35,825	36,081	35,949	36,240

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Mine Safety Appliances Company

Consolidated Condensed Balance Sheet (Unaudited)

(In thousands)

	December 31, 2008	December 31, 2007
Current assets
Cash and cash equivalents	$50,894	$74,981
Trade receivables, net	198,622	205,737
Inventories	159,428	155,332
Other current assets	68,831	61,000

Total current assets	477,775	497,050

Property, net	141,409	130,445
Prepaid pension cost	78,037	212,304
Goodwill	83,211	87,011
Other non-current assets	95,378	89,496

Total	875,810	1,016,306

Current liabilities
Notes payable and current portion of long-term debt	$60,849	$54,676
Accounts payable	50,126	50,648
Other current liabilities	108,712	103,865

Total current liabilities	219,687	209,189

Long-term debt	94,082	103,726
Pensions and other employee benefits	120,494	126,790
Deferred tax liabilities	36,491	100,934
Other non-current liabilities	9,931	13,129
Minority interests	1,359	1,007
Shareholders’ equity	393,766	461,531

Total	875,810	1,016,306

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Mine Safety Appliances Company

Segment Information (Unaudited)

(In thousands)

	Three Months Ended December 31		Twelve Months Ended December 31
	2008	2007	2008	2007

Net sales
North America	$160,134	$130,686	$596,277	$515,142
Europe	70,534	70,381	280,588	238,294
International	58,167	66,472	257,417	236,816

Total	288,835	267,539	1,134,282	990,252

Net income
North America	$15,056	$13,174	$51,889	$48,104
Europe	1,214	2,764	7,255	6,829
International	2,098	2,932	14,794	14,444
Reconciling	(1,870)	(1,413)	(3,516)	(1,789)

Total	16,498	17,457	70,422	67,588

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